Exhibit 99.1

Spruce Power Announces Reverse Stock Split

1-for-8 reverse stock split of Spruce’s common stock approved by stockholders

Spruce’s common stock anticipated to begin trading on a split-adjusted base on October 9, 2023

DENVER, COLORADO (October 2, 2023) – Spruce Power Holding Corporation (NYSE: SPRU) (“Spruce” or the “Company”), a leading owner and operator of distributed solar energy assets across the United States, today announced that its stockholders have approved a 1-for-8 reverse stock split (“Reverse Split”) of the Company’s common stock at a special stockholder meeting held today, October 2, 2023. The Reverse Split, which has previously been approved by the Company’s Board of Directors, is intended to enable Spruce to comply with the New York Stock Exchange’s continued listing requirements and make the common stock more attractive to a broader range of institutional investors.

The Reverse Split is expected to become effective on October 6, 2023, and the Company’s common stock will begin trading on a split-adjusted basis when the market opens on October 9, 2023, under the existing trading symbol “SPRU” and new CUSIP number 9837FR209.

As a result of the Reverse Split, each eight shares of the Company’s issued and outstanding common stock will automatically be reclassified and combined into one share of common stock. Proportional adjustments will also be made to the Company’s outstanding equity awards and warrants. No fractional shares will be issued in connection with the Reverse Split. Any stockholder who would otherwise be entitled to a fractional share of common stock will instead receive a cash payment equal to such fraction multiplied by the closing price of the Company’s common stock as reported by the NYSE on October 6, 2023, as adjusted to give effect to the Reverse Split.

Additional information about the Reverse Split can be found in Spruce’s definitive proxy statement filed with the U.S. Securities and Exchange Commission (“SEC”) on August 23, 2023, which is available on the SEC’s website at www.sec.gov and on the Company’s website at www.investors.sprucepower.com.

About Spruce Power

Spruce Power Holding Corporation (NYSE: SPRU) is a leading owner and operator of distributed solar energy assets across the United States. We provide subscription-based services that make it easy for homeowners to benefit from rooftop solar power and battery storage. Our as-a-service model allows consumers to access new technology without making a significant upfront investment or incurring maintenance costs. Our company owns the cash flows from over 75,000 home solar assets and contracts across the United States. For additional information, please visit www.sprucepower.com.

For More Information

Investor Contact: investors@sprucepower.com

Head of Investor Relations: Bronson Fleig

Media Contact: publicrelations@sprucepower.com